EXHIBIT 10.33

[GRAPHIC APPEARS HERE]

November 15, 2002

F. Jacob Huff, M.D.

Re: Employment Terms

Dear Jay:

I am extremely pleased to offer you the position of Vice President, Clinical Development and I look forward to your favorable reply. Please review the following employment terms:

You will be responsible for working as Vice President, Clinical Development and will report to me. In this position, the regulatory affairs function will also report to you. You will work at our facility located at 270 Littlefield, South San Francisco, CA. However, during your transition period you may also work from your home in Laguna Hills. Of course, Renovis may change your position, reporting structure, duties, and work location from time to time as it deems necessary.

Your full-time compensation will be $200,000 per year, less payroll deductions and all required withholdings. You will also be eligible for an annual bonus of up to 25% of annual salary. To accommodate your transition, we agree that your commitment will be at the 50% level as of your start date of December 11, 2002. This will increase to 75% by January 1, 2003 and to 100% no later than June 30, 2003. In addition, you will be granted an option to purchase 150,000 shares of the company’s common stock, as governed by the terms of the Company’s stock option plan, at a price to be determined by and subject to approval of the Company’s Board of Directors. Your stock options will vest at a rate of 37,500 shares as of the first anniversary of your start date and 3,125 shares per calendar month thereafter.

You will also be eligible for the following standard Company benefits as of your start date of December 1, 2002: medical insurance, vacation, 401(k) plan, sick leave, and holidays. (Please see attached summary). Details about these benefit plans are available for your review; however, please note that Renovis may modify compensation and benefits from time to time as it deems necessary.

To facilitate your joining Renovis, the company will reimburse you up to $75,000 in travel-related expenses during the above transition period as well as relocation-related expenses. Typical relocation expenses include costs associated with the movement of household goods

F. Jacob Huff, M.D.

November 15, 2002

and automobile, temporary housing, and the down payment on the purchase of a home in the Bay Area.

As a Renovis employee, you will be expected to abide by Company rules and policies, acknowledge in writing that you have read the Company’s Employee Handbook, and sign and comply with the attached Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Renovis proprietary information.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

When your employment reaches the 100% level, normal business hours are from 8:30 a.m. to 5:30 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

You may terminate your employment with Renovis at any time and for any reason whatsoever simply by notifying Renovis. Likewise, Renovis may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by a Company officer.

This letter, together with your Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with Renovis. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

Please sign and date this letter, and return it to me by November 21, 2002, if you wish to accept employment at Renovis under the terms described above.

F. Jacob Huff, M.D.

November 15, 2002

I want you to know how enthusiastic we are to have you on the Renovis team. It’s a great opportunity for Renovis and a great opportunity for you. We look forward to working with you. I look forward to speaking with you soon!

Sincerely,

/s/ Corey Goodman
Corey Goodman, Ph.D.
President & Chief Executive Officer

Accepted:

/s/ F. Jacob Huff
20 November 2002
Date

Attachments: Proprietary Information and Inventions Agreement; Benefits Summary